As filed with the Securities and Exchange Commission on February 3, 2021

Registration No. 333-251559

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NB Merger Corp.

(Exact name of Registrant as specified in its charter)

Delaware	5541	86-1617000
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Room 801, Building C
SOHO Square, No. 88
Zhongshan East 2nd Road, Huangpu District
Shanghai, 200002, China
Tel: +86 155 0219 5891
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Wenhui Xiong
Chairman and Chief Executive Officer
Room 801, Building C
SOHO Square, No. 88
Zhongshan East 2nd Road, Huangpu District
Shanghai, 200002, China
Tel: +86 155 0219 5891
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Giovanni Caruso	David Alan Miller
Emily K. Sheahan	Eric Schwartz
Loeb & Loeb LLP	Graubard Miller
345 Park Avenue	The Chrysler Building
New York, New York 10154	405 Lexington Avenue
Tel: (212) 407-4000	New York, New York 10174
Fax: (212) 407-4990	Telephone: (212) 818-8800
Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)            ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit ($)		Proposed maximum aggregate offering price	Amount of registration fee ($)
Common Stock to be issued to Stockholders of Nuvve Corporation (“Nuvve”)	8,852,828	13.95	(2)	123,496,950.60	13,473.52
Common Stock to be issued to Stockholders of Nuvve pursuant to the Earn-Out Arrangement	4,000,000	13.95	(2)	55,800,000.00	6,087.78
Common Stock underlying Options of Nuvve(4)	1,246,323	13.95	(2)	17,386,205.85	1,896.84
Common Stock to be issued to Shareholders of Newborn Acquisition Corp. (“Newborn”)	7,460,000	13.95	(2)	104,067,000.00	11,353.71
Common Stock to be issued to Rightsholders of Newborn	602,250	13.95	(2)	8,401,387.50	916.59
Warrants to be issued to Warrantholders of Newborn	6,022,500	2.27	(2)	13,671,075.00	1,491.51
Common Stock underlying Warrants to be issued to Warrantholders of Newborn	3,011,250	11.50		34,629,375.00	3,778.06
Common Stock included in Units underlying Unit Purchase Options	316,250	13.95	(2)	4,411,687.50	481.32
Common Stock issuable in respect of Rights included in Units underlying Unit Purchase Options	31,625	13.95	(2)	441,168.75	48.13
Warrants included in Units underlying the Unit Purchase Options	316,250	2.27	(2)	717,887.50	78.32
Common Stock underlying Warrants included in the Units underlying the Unit Purchase Options	158,125	11.50		1,818,437.50	198.39
Common Stock to be issued to PIPE investors	1,425,000	13.95	(2)	19,878,750.00	2,168.77
Warrants to be issued to PIPE investors	2,707,500	2.27	(2)	6,146,025.00	670.53
Shares underlying Warrants issued to PIPE investors	1,353,750	11.50		15,568,125.00	1,698.48
Common Stock to be issued to advisors upon closing of business combination	203,316	13.95	(2)	2,836,258.20	309.44
Total				409,270,333.40	44,651.39	(3)

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices of the shares and warrants Newborn Acquisition Corp. on the Nasdaq Capital Market.
(3)	Previously paid.
(4)	The shares of the Registrant’s common stock underlying outstanding options of Nuvve are being registered solely for issuance in the event such options are exercised prior to the closing of the business combination described herein.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-251559) is being filed solely to include certain exhibits to the Registration Statement as indicated in the Exhibit Index contained in Part II of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

PubCo’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and PubCo’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the business combination, PubCo will enter into indemnification agreements with each of our directors and officers. These agreements will require PubCo to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to PubCo, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. PubCo also intends to enter into indemnification agreements with its future directors.

Item 21. Exhibits and Financial Statements Schedules

(a)	Exhibits

See the Exhibit Index attached hereto.

(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts that would otherwise be required to be shown regarding any item are not material, are inapplicable, or the required information has already been provided elsewhere in the registration statement.

Item 22. Undertakings

a.	The undersigned registrant hereby undertakes:

i.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.	That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.	The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Underwriting Agreement, dated February 13, 2020, by and between the Registrant and Chardan Capital Markets LLC (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on February 20, 2020)
2.1***	Merger Agreement dated November 11, 2020 (included as Annex A to this proxy statement/prospectus)
3.1*	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on February 20, 2020)
3.2***	Certificate of Incorporation of NB Merger Corp.
3.3***	Form of Amended and Restated Certificate of Incorporation of NB Merger Corp. (included as Annex B to this proxy statement/prospectus)
3.4***	Form of Bylaws of NB Merger Corp.
3.5***	Form of Amended and Restated Bylaws of NB Merger Corp.
4.1**	Specimen Common Stock Certificate
4.2**	Specimen Warrant Certificate
4.3*	Warrant Agreement, dated February 13, 2020, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on February 20, 2020)
4.4*	Rights Agreement, dated February 13, 2020, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on February 20, 2020)
4.5*	Unit Purchase Option, dated February 19, 2020, between the Registrant and Chardan Capital Markets LLC (incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on February 20, 2020)
5.1**	Form of Opinion of Loeb & Loeb LLP as to validity of PubCo Common Stock and PubCo Warrants
8.1**	Form of Tax Opinion of Loeb & Loeb LLP
10.1*	Letter Agreements by and between the Registrant and each of the initial shareholders, officers and directors of the Registrant (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on February 20, 2020)
10.2*	Investment Management Trust Account Agreement, dated February 13, 2020, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on February 20, 2020)
10.3*	Stock Escrow Agreement, dated February 13, 2020, among the Registrant, Continental Stock Transfer & Trust Company, and the initial shareholders (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on February 20, 2020)
10.4*	Registration Rights Agreement, dated February 13, 2020, among the Registrant, Continental Stock Transfer & Trust Company and the initial shareholders (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on February 20, 2020)

Exhibit No.	Description
10.5*	Form of Subscription Agreement among the Registrant and the Initial Shareholders (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 4, 2020)
10.6***	Form of Shareholder Support Agreement
10.7**	Form of Escrow Agreement
10.8***	Form of Lock-Up Agreement (included as Exhibit A to Annex A to this proxy statement/prospectus)
10.9***	Form of Amended and Restated Registration Rights Agreement (included as Exhibit B to Annex A to this proxy statement/prospectus)
10.10***	Form of Nuvve Holding Corp. 2020 Equity Incentive Plan (included as Annex C to this proxy statement/prospectus)
10.11**	Form of Earn-out Escrow Agreement
10.12***	Purchase and Option Agreement, dated November 11, 2020, between the Registrant and EDF Renewables, Inc.
10.13**	Form of Stockholder Agreement between the Registrant and Toyota Tsusho Corporation
10.14**	Form of Employment Agreement with Gregory Poilasne
10.15**	Form of Employment Agreement with Ted Smith
10.16±**	IP Acquisition Agreement, effective November 2, 2017, between University of Delaware and Nuvve Corporation
10.17±**	Amended and Restated Research Agreement, dated September 1, 2017, between University of Delaware and Nuvve Corporation
10.18**	Paycheck Protection Program Note, dated April 30, 2020, issued by Nuvve Corporation to Silicon Valley Bank
14.1*	Form of Code of Ethics (incorporated by reference to Exhibit 14 to the Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 4, 2020)
21.1**	List of Subsidiaries.
23.1***	Consent of Marcum Bernstein & Pinchuk LLP
23.2***	Consent of Moss Adams LLP
23.3**	Consent of Loeb & Loeb LLP (included in Exhibits 5.1 and 8.1)
99.1+	Form of Proxy Card
99.2**	Consent of Gregory Poilasne to be named as a director
99.3**	Consent of Ted Smith to be named as a director
99.4**	Consent of Richard A. Ashby to be named as a director
99.5**	Consent of Angela Strand to be named as a director
99.6**	Consent of Kenji Yodose to be named as a director
99.7**	Consent of Jon M. Montgomery to be named as a director
99.8**	Consent of H. David Sherman to be named as a director

*	Incorporated by reference
**	Filed herewith
***	Previously filed
+	To be filed by amendment
±	Certain information has been omitted from this exhibit in reliance upon Item 601(b)(10) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 3, 2021.

NB Merger Corp.

By:	/s/ Wenhui Xiong
Name:	Wenhui Xiong
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on February 3, 2021 in the capacities indicated.

Signature	Title

/s/ Wenhui Xiong	President and Sole Director
Wenhui Xiong	(Principal Executive Officer), Principal Financial Officer and Principal Accounting Officer